Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Nuclea Energy Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares	(1)	457(o)	833,333	$10.00	$8,333,330.00	0.0001381	$1,150.83
Fees to be Paid	Equity	Common shares	(2)	457(o)	2,817,294	10.00	28,172,940.00	0.0001381	3,890.69
Fees Previously Paid	Equity	Common shares	(3)	457(o)	5,555,556	$10.00	$55,555,560.00		$7,672.22

Total Offering Amounts:							$92,061,830.00		12,713.74
Total Fees Previously Paid:									7,672.22
Total Fee Offsets:									0.00
Net Fee Due:									$5,041.52

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the “Securities Act”), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment.
(2)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders of the Registrant of up to 2,817,294 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	The Registrant has paid $7,672.22 filing fee in connection with the initial filing of this registration statement.